Exhibit 99.1
Earnings Release

Investor Contact: Catalent, Inc. Paul Surdez 732-537-6325 investors@catalent.com

Catalent, Inc. Reports Third Quarter Fiscal 2020 Results
•Q3'20 revenue of $760.6 million increased 23% as-reported, or 25% in constant currency, from Q3'19.
•Solid organic revenue growth in all four segments.
•Reporting net debt leverage of 3.8x as of March 31 vs 4.2x at December 31, 2019; more than $600 million in cash and cash equivalents on-hand; growth capital projects continue on schedule.
•Completed the acquisition of MaSTherCell, a technology-focused cell and gene therapy development and manufacturing partner, on February 10, 2020.
•Revising FY'20 financial guidance range modestly to reflect fluid COVID-19 situation;  long-term fundamentals remain intact.
•Revised guidance reflects revenue growth of 14-17%, unchanged from previous revenue growth guidance, and adjusted EBITDA growth of 17-21%, compared to adjusted EBITDA growth of 19-23% previously.

Somerset, N.J. - May 5, 2020 -- Catalent, Inc. (NYSE: CTLT), the leading global provider of advanced delivery technologies, development, and manufacturing solutions for drugs, biologics, cell and gene therapies, and consumer health products, today announced financial results for the third quarter of fiscal year 2020, which ended March 31, 2020, and provided details on its response to the COVID-19 pandemic.

“In order to keep our 13,500 employees safe and continue to serve patients' needs, which include aiding the development of numerous potential treatments and vaccines for COVID-19, Catalent implemented responsive measures to the pandemic that allowed our more than 40 operating facilities around the world to continue production and the advancement of products and product candidates during this crisis,” said John Chiminski, Chair and Chief Executive Officer of Catalent, Inc. “Overall financial performance for the fiscal third quarter, which included solid organic growth in each of our four segments, was not meaningfully affected by the COVID-19 pandemic and its effects. In addition, earlier in the quarter and prior to the worldwide spread of the pandemic, we strengthened our balance sheet through several transactions, which, when combined with the cash generated from operations in the quarter, reduced our net leverage to 3.8x and positioned us to continue our growth projects, including those that will bring significantly more capacity to our growing biologics and gene therapy businesses.”

Third Quarter 2020 Consolidated Results

Third quarter 2020 revenue of $760.6 million increased 23% as reported, or 25% in constant currency, from the $617.5 million reported in the third quarter a year ago, primarily driven by the acquisitions of its gene and cell therapy businesses as well as the acquisition of Bristol-Myers Squibb’s biologics, sterile, and oral solid dose product manufacturing and packaging facility in Anagni, Italy, and were partially offset by the divestiture of a manufacturing facility located in Braeside, Australia. Overall organic growth of 7% was driven by solid growth within each of Catalent’s business segments: Softgel and Oral Technologies, Biologics, Oral and Specialty Delivery, and Clinical Supply Services.

Third quarter 2020 net earnings were $20.9 million. Accounting for the dividend on Catalent’s Series A convertible preferred stock, net earnings attributable to common shareholders were $11.8 million, or $0.08 per basic share, compared to net earnings of $31.7 million, or $0.22 per basic share, in the third quarter a year ago.

Third quarter 2020 EBITDA from operations of $128.9 million, as referenced in the GAAP to non-GAAP reconciliation provided later in this release, decreased $6.5 million from $135.4 million in the third quarter a year ago. Third quarter 2020 Adjusted EBITDA (see the non-GAAP reconciliation elsewhere in this release for a discussion of this metric) was $185.4 million, or 24.4% of revenue, compared to $154.3 million, or 25.0% of revenue, in the third quarter a year ago. This represents an increase of 20.2% as reported, and an increase of 21.5% on a constant-currency basis, with all four segments growing EBITDA year over year.

Third quarter 2020 Adjusted Net Income (see the GAAP to non-GAAP reconciliation) was $82.9 million, or $0.50 per diluted share, compared to Adjusted Net Income of $71.2 million, or $0.49 per diluted share, in the third quarter a year ago.

Third Quarter 2020 Segment Review

Segment Revenue

Revenue from the Softgel and Oral Technologies segment was $242.3 million for the third quarter of fiscal 2020, a decrease of 5% as reported, or 3% in constant currency, compared to the third quarter a year ago. After excluding the impact of the October 2019 divestiture of the segment's manufacturing site in Australia, net revenue increased 4% compared to the three months ended March 31, 2019. The increase primarily relates to demand increases across the segment's portfolio of prescription products within North America, which is partially attributable to recently launched products. Revenue in the consumer health business was also strong, predominantly within Europe.

Revenue from the Biologics segment was $250.0 million for the third quarter of fiscal 2020, an increase of 87% as reported, or 88% in constant currency, over the third quarter a year ago. The constant-currency growth was primarily driven by the gene therapy acquisitions and the acquisition of the Anagni facility (part of which is recognized in the Biologics segment), as well as the acquisition of MaSTherCell, which was completed on February 10, 2020. These acquisitions contributed 77 percentage points to the segment's revenue growth in constant currency. Excluding the effect of acquisitions, the net revenue increase was driven primarily by strong end-market demand for the segment's U.S. drug product and U.S. drug substance offerings. Revenue growth was partially offset by the fiscal 2019 completion of a limited duration customer contract for non-cell line clinical manufacturing services in the segment's U.S. drug substance offering as well as softening demand for the segment's European drug product offering.

Revenue from the Oral and Specialty Delivery segment was $181.4 million for the third quarter of fiscal 2020, an increase of 18% as reported and 19% in constant currency, over the third quarter a year ago. The constant-currency growth was primarily driven by the acquisition of the Anagni facility, part of which is recognized in the Oral and Specialty Delivery segment. Excluding the effect of acquisitions, the net revenue increase of 6% was driven by strong end-market demand for oral commercial products across North America and Europe as well as increased volume in the segment's respiratory and ophthalmic specialty platform due to new product launches. Revenue growth was partially offset by a prior-year favorable impact from a one-time up-front license fee.

Revenue from the Clinical Supply Services segment was $88.9 million for the third quarter of fiscal 2020, an increase of 14% as reported and 16% in constant currency, over the third quarter a year ago. The increase was driven by strong global demand in the he storage and distribution and manufacturing and packaging businesses.

Segment EBITDA (see non-GAAP discussion below)

Softgel and Oral Technologies segment EBITDA was $60.1 million in the third quarter of fiscal 2020, an increase of 7% as reported, or 9% in constant currency, versus the third quarter a year ago. After excluding the impact of the October 2019 divestiture of the segment's VMS manufacturing site in Australia, segment EBITDA increased 13% compared to the three months ended March 31, 2019. The increase primarily relates to elevated demand across the segment's portfolio of higher-margin prescription product business in North America, as well as in the consumer health business due to strong revenue growth within Europe.

Biologics segment EBITDA in the third quarter of fiscal 2020 was $51.9 million, an increase of 45% as reported and 46% in constant currency. The constant-currency growth was driven by the gene and cell therapy acquisitions, as well as the acquisition of the Anagni facility, part of which is recognized in the Biologics segment. These acquisitions contributed 51 percentage points to segment EBITDA in constant currency. Segment EBITDA without acquisitions decreased 5% from the prior-year period, primarily due to softening demand in the segment's European drug product offering as well as the fiscal 2019 completion of a limited duration customer contract for non-cell line clinical manufacturing services, partially offset by strong end-market demand for U.S. drug product and U.S. drug substance offerings.

Oral and Specialty Delivery segment EBITDA in the third quarter of fiscal 2020 was $56.2 million, an increase of 15% on a reported basis and 16% on a constant-currency basis. The constant-currency growth was partially driven by the acquisition of the Anagni facility, part of which is recognized in the Oral and Specialty Delivery segment. Segment EBITDA without acquisitions increased 7% from the prior-year period, primarily due to favorable product mix in the segment's respiratory and ophthalmic specialty platform due to new product launches as well as strong end-market demand for higher-margin oral commercial products across North America and Europe. Segment EBITDA growth was partially offset by the prior-year impact from a one-time up-front license fee.

Clinical Supply Services segment EBITDA in the third quarter of fiscal 2020 was $24.6 million, an increase of 21% as reported, or 24% in constant currency, primarily due to strong global demand in the storage and distribution and manufacturing and packaging businesses.

Additional Financial Information

Third quarter 2020 gross margin of 31.4% decreased 80 basis points as-reported, from 32.2% in the third quarter a year ago. The decrease was primarily attributable to acquisitions which had lower margins than the company average, as well as from lower margin within the Biologics segment, due in part to the fiscal 2019 completion of a limited-duration customer contract for non-cell-line clinical manufacturing services. These items were partially offset by margin improvement in the Softgel and Oral Technologies and Clinical Supply Services segments.

Backlog for the Clinical Supply Services segment, defined as estimated future service revenues from work not yet completed under signed contracts, was $396 million as of March 31, 2020, a 1.5% increase compared to backlog of $390 million as of December 31, 2019. The segment recorded net new business wins of $96 million during the third quarter, a decline of 15.1% compared to the net new business wins recorded in the same period of prior year. The segment’s trailing-twelve-month book-to-bill ratio was 1.1x.

Balance Sheet and Liquidity

As of March 31, 2020, Catalent had $3.2 billion in total debt, and $2.6 billion in total debt net of cash and short-term investments, compared to $2.7 billion in total net debt as of December 31, 2019. The current debt structure does not include any significant maturity until 2026. As of March 31, 2020, the Company borrowed $200 million from its $550 million revolving credit facility.

Catalent’s total net leverage ratio as of March 31, 2020 was 3.8x, compared to 4.2x at December 31, 2019. On a pro forma basis for acquisitions, Catalent’s total net leverage ratio as of March 31, 2020 would have been 3.7x, an improvement compared to the pro forma total net leverage ratio of 4.5x at the time of the May 2019 gene therapy (Paragon Bioservices) acquisition.

Fiscal Year 2020 Outlook

The Company is adjusting elements of its previously issued financial guidance, primarily to account for the potential impact of and effects from the COVID-19 pandemic. For fiscal 2020, the Company now expects:

•Revenue in the range of $2.87 billion to $2.95 billion, unchanged from the previous range;
•Adjusted EBITDA in the range of $700 million to $725 million compared to the previous range of $711 million to $735 million; and
•Adjusted Net Income in the range of $295 million to $320 million compared to the previous range of $307 million to $331 million.

•A fully diluted share count in the range of 165 million to 166 million shares on a weighted-average basis, compared to the previous range of 160 million to 161 million shares on the same basis, counting the Series A preferred shares as-if converted.

Catalent's Response to COVID-19
As a global development and manufacturing partner that supplies medicines, clinical trial materials, and health products to millions of patients and consumers, Catalent took decisive action during the quarter to minimize the impact of the COVID-19 pandemic on employees, partners, customers, and patients. To address the many varied aspects of the outbreak, a senior, multi-disciplinary Coronavirus Response Team monitors the global situation and executes mitigation activities whenever and wherever required. Catalent has also created a task force focused on defining a pathway for operating during the next, post-lockdown phase of the COVID-19 pandemic.

To help ensure the safety of its employees and partners and to protect supply to patients, Catalent has taken extensive actions to meet or exceed guidelines issued by global, national, and local authorities. These safety measures include re-emphasizing good hygiene practices for cleaning and handwashing, providing face masks and other personal protective equipment, severely curtailing non-essential access to sites, reorganizing workflows and adding shifts where permitted to maximize social distancing, limiting employees to business-critical travel, facilitating safer alternatives for travel to and from work, and employing remote-working for all Catalent employees whose jobs permit that. A detailed response plan has been developed and employed to manage any impact on employee health, site operations, and product supply. The plan includes a robust, immediate risk assessment of the health of any employee reporting COVID-19 symptoms and all persons with whom that employee has come into contact while on site, along with a comprehensive risk assessment of any potential impact to quality and to determine the need for additional cleaning protocols and alternative shift patterns.

Catalent continues to survey its direct and indirect supply chain and has not identified significant risks, delays, or concerns that may have a substantial effect on delivery of its products or services. Catalent has also adopted specific procedures to minimize and manage any future disruption to ongoing operations. These include expanded safety stocks of raw materials and personal protective equipment, as well as ongoing monitoring of suppliers’ stock levels to best assure future deliveries.

To date, all operating sites have remained open and commitments to internal and external stakeholders have not been significantly affected as a result of the COVID-19 pandemic. Due in part to the diversity of Catalent's business, including 7,000 products and development services for more than 1,000 projects, Catalent has not seen a net shift in overall demand. While COVID-19 has not had a material adverse impact on results to date, Catalent has observed some increases in customer delays and cancellations, absenteeism of production employees in certain affected regions, and disruptions in clinical trials supported by its Clinical Supply Services segment, with a small percentage of customers expecting a reduction in demand and a larger percentage expecting an increase in demand, in each case due to circumstances relating to the COVID-19 pandemic. Catalent is also working with numerous customers on a wide variety of COVID-related treatments, vaccines, and diagnostics for symptoms and effects of the disease.

At this point, due to its still-unfolding nature, the extent to which the COVID-19 pandemic may affect Catalent's future financial condition or results of operations remains uncertain, despite the current observation that opportunities and risks are somewhat offsetting.

Earnings Webcast

The Company’s management will host a webcast to discuss the results at 8:15 a.m. ET today. Catalent invites all interested parties to listen to the webcast, which will be accessible through Catalent’s website at http://investor.catalent.com. A supplemental slide presentation will also be available in the “Investors” section of Catalent’s website prior to the start of the webcast. The webcast replay, along with the supplemental slides, will be available for 90 days in the “Investors” section of Catalent’s website at www.catalent.com.

About Catalent, Inc.

Catalent, Inc. (NYSE: CTLT) is the leading global provider of advanced delivery technologies, development, and manufacturing solutions for drugs, biologics, cell and gene therapies, and consumer health products. With over 85 years serving the industry, Catalent has proven expertise in bringing more customer products to market faster, enhancing product performance and ensuring reliable global clinical and commercial product supply. Catalent employs more than 13,500 people, including approximately 2,400 scientists, at more than 40 facilities across four continents and in fiscal 2019 generated over $2.5 billion in annual revenue. Catalent is headquartered in Somerset, N.J. For more information, please visit www.catalent.com.

Non-GAAP Financial Measures

Use of EBITDA from operations, Adjusted EBITDA, Adjusted Net Income and Segment EBITDA

Management measures operating performance based on consolidated earnings from operations before interest expense, expense/(benefit) for income taxes, and depreciation and amortization (“EBITDA from operations”). EBITDA from operations is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations.

The Company believes that the presentation of EBITDA from operations enhances an investor’s understanding of its financial performance. The Company believes this measure is a useful financial metric to assess its operating performance from period to period by excluding certain items that it believes are not representative of its core business and uses this measure for business planning purposes.

In addition, given the significant investments that Catalent has made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of its cost structure. The Company believes that EBITDA from operations will provide investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. The Company presents EBITDA from operations in order to provide supplemental information that it considers relevant for the readers of the Consolidated Financial Statements, and such information is not meant to replace or supersede U.S. GAAP measures. The Company’s definition of EBITDA from operations may not be the same as similarly titled measures used by other companies.

Catalent evaluates the performance of its segments based on segment earnings before other (income)/expense, impairments, restructuring costs, interest expense, income tax expense/(benefit), and depreciation and amortization (“segment EBITDA”). Moreover, under the Company's credit agreement, its ability to engage in certain activities, such as incurring certain additional indebtedness, making certain investments and paying certain dividends, is tied to ratios based on Adjusted EBITDA, which is not defined under U.S. GAAP and is subject to important limitations. Adjusted EBITDA is the covenant compliance measure used in the credit agreement governing debt incurrence and restricted payments. Because not all companies use identical calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Management also measures operating performance based on Adjusted Net Income/(Loss) and Adjusted Net Income/(Loss) per share. Adjusted Net Income/(Loss) is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations. The Company believes that the presentation of Adjusted Net Income/(Loss) and Adjusted Net Income/(Loss) per share enhances an investor’s understanding of its financial performance. The Company believes this measure is a useful financial metric to assess its operating performance from period to period by excluding certain items that it believes are not representative of its core business and the Company uses this measure for business planning purposes. The Company defines Adjusted Net Income/(Loss) as net earnings/(loss) adjusted for amortization attributable to purchase accounting and adjustments for other cash and non-cash items included in the table below, partially offset by its estimate of the tax effects of such cash and non-cash items. The Company believes that Adjusted Net Income/(Loss) and Adjusted Net Income/(Loss) per share will provide investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations available to its stockholders. The Company’s definition of Adjusted Net Income/(Loss) may not be the same as similarly titled measures used by other companies.

The most directly comparable GAAP measure to EBITDA from operations and Adjusted EBITDA is earnings/(loss) from operations. The most directly comparable GAAP measure to Adjusted Net Income/(Loss) is net earnings/(loss). Included in this release is a reconciliation of earnings/(loss) from operations to EBITDA from operations and Adjusted EBITDA and a reconciliation of net earnings/(loss) to Adjusted Net Income.

The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting and analyzing future periods, the Company does so primarily on a non-GAAP basis without preparing a GAAP analysis as that would require estimates for various cash and non-cash reconciling items that would be difficult to predict with reasonable accuracy. For example, equity compensation expense would be difficult to estimate because it depends on the Company’s future hiring and retention needs, as well as the future fair market value of the Company’s common stock, all of which are difficult to predict and subject to constant change. It is equally difficult to anticipate the need for or magnitude of a presently unforeseen one-time restructuring expense or the values of end-of-period foreign currency exchange rates. As a result, the Company does not believe that a GAAP reconciliation would provide meaningful supplemental information about the Company’s outlook.

Use of Constant Currency

As changes in exchange rates are an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period over period. The Company uses results on a constant currency basis as one measure to evaluate its performance. The Company calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates. The Company generally refers to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange or being on a constant currency basis. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant currency basis, as the Company presents them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings. Similarly, statements that describe the Company’s objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent, Inc.’s expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: the current or future effects of the COVID-19 pandemic on the Company's and its clients' businesses; participation in a highly competitive market and increased competition that may adversely affect the business of the Company; demand for the Company’s offerings, which depends in part on the Company’s customers’ research and development and the clinical and market success of their products; product and other liability risks that could adversely affect the Company’s results of operations, financial condition, liquidity and cash flows; failure to comply with existing and future regulatory requirements; failure to provide quality offerings to customers could have an adverse effect on the Company’s business and subject it to regulatory actions and costly litigation; problems providing the highly exacting and complex services or support required; global economic, political and regulatory risks to the operations of the Company; inability to enhance existing or introduce new technology or service offerings in a timely manner; inadequate patents, copyrights, trademarks and other forms of intellectual property protections; fluctuations in the costs, availability, and suitability of the components of the products the Company manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials; changes in market access or healthcare reimbursement in the United States or internationally; fluctuations in the exchange rate of the U.S. dollar against other currencies, including as a result of the U.K.’s exit from the European Union; adverse tax legislative or regulatory initiatives or challenges or adjustments to the Company’s tax positions; loss of key personnel; risks generally associated with information systems; inability to complete any future acquisitions or other transactions that may complement or expand the Company’s business or divest of non-strategic businesses or assets and difficulties in successfully integrating acquired businesses and realizing anticipated benefits of such acquisitions; risks associated with timely and successfully completing, and correctly anticipating the future demand predicted for, capital expansion projects at existing facilities, offerings and customers’ products that may infringe on the intellectual property rights of third parties; environmental, health and safety laws and regulations, which could increase costs and restrict operations; labor and employment laws and regulations or labor difficulties, which could increase costs or result in operational disruptions; additional cash contributions required to fund the Company’s existing pension plans; substantial leverage resulting in the limited ability of the Company to raise additional capital to fund operations and react to changes in the economy or in the industry; and exposure to interest-rate risk to the extent of the Company’s variable-rate debt preventing the Company from meeting its obligations under its indebtedness. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019, filed August 27, 2019, as supplemented by the "Risk Factors" in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed May 5, 2020. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent, Inc. does not undertake to update any forward-looking statement as a result of new information or future events or developments except to the extent required by law.

More products. Better treatments. Reliably supplied.™

Catalent, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited; dollars and shares in millions, except per share data)

	Three Months Ended March 31,		FX Impact	Constant Currency Increase/(Decrease)
	2020	2019		Change $	Change %
Net revenue	$760.6	$617.5	$(9.1)	$152.2	25%
Cost of sales	521.8	418.8	(6.5)	109.5	26%
Gross margin	238.8	198.7	(2.6)	42.7	21%
Selling, general, and administrative expenses	136.1	129.9	(0.8)	7.0	5%
Impairment charges and (gain)/loss on sale of assets	0.6	(0.1)	0.6	0.1	(100)%
Restructuring and other	1.3	3.1	(0.1)	(1.7)	(55)%
Operating earnings	100.8	65.8	(2.3)	37.3	57%
Interest expense, net	34.4	26.4	—	8.0	30%
Other expense/(income), net	36.7	(3.2)	(0.3)	40.2	(1256)%
Earnings from operations before income taxes	29.7	42.6	(2.0)	(10.9)	(26)%
Income tax expense	$8.8	$10.9	$(0.2)	$(1.9)	(17)%
Net earnings	$20.9	$31.7	$(1.8)	$(9.0)	(28)%
Less: Net earnings attributable to preferred shareholders	(9.1)	—	—	—	—%
Net earnings attributable to common shareholders	$11.8	$31.7	$—	$—	—%

Weighted average shares outstanding	151.3	145.1
Weighted average diluted shares outstanding	153.1	146.8

Earnings per share:
Basic
Net earnings	$0.08	$0.22
Diluted
Net earnings	$0.08	$0.22

Catalent, Inc. and Subsidiaries
Selected Segment Financial Data
(Unaudited; dollars in millions)

	Three Months Ended March 31,		FX Impact	Constant Currency Increase/(Decrease)
	2020	2019		Change $	Change %
Softgel and Oral Technologies
Net revenue	$242.3	$254.0	$(5.2)	$(6.5)	(3)%
Segment EBITDA	60.1	56.3	(1.1)	4.9	9%
Biologics
Net revenue	250.0	133.7	(1.5)	117.8	88%
Segment EBITDA	51.9	35.8	(0.2)	16.3	46%
Oral and Specialty Delivery
Net revenue	181.4	153.8	(1.4)	29.0	19%
Segment EBITDA	56.2	49.0	(0.6)	7.8	16%
Clinical Supply Services
Net revenue	88.9	77.8	(1.0)	12.1	16%
Segment EBITDA	24.6	20.3	(0.5)	4.8	24%
Inter-segment revenue elimination	(2.0)	(1.8)	—	(0.2)	(11)%
Unallocated Costs	(63.9)	(26.0)	(0.2)	(37.7)	(145)%
Combined totals
Net revenue	$760.6	$617.5	$(9.1)	$152.2	25%

EBITDA from operations	$128.9	$135.4	$(2.6)	$(3.9)	(3)%

Refer to the Company's description of non-GAAP measures, including segment EBITDA and EBITDA from Operations as referenced above.

Catalent, Inc. and Subsidiaries
Consolidated Statements of Operations
(Dollars in millions, except per share amounts)

	Nine Months Ended March 31,		FX impact	Constant Currency Increase/(Decrease)
	2020	2019		Change $	Change %
Net revenue	$2,146.7	$1,792.3	$(25.3)	$379.7	21%
Cost of sales	1498.0	1243.7	(18.6)	272.9	22%
Gross margin	648.7	548.6	(6.7)	106.8	19%
Selling, general, and administrative expenses	419.9	368.6	(2.1)	53.4	14%
Impairment charges and loss on sale of assets	2.1	2.7	0.6	(1.2)	(44)%
Restructuring and other	2.5	12.9	(0.1)	(10.3)	(80)%
Operating earnings	224.2	164.4	(5.1)	64.9	39%
Interest expense, net	105.6	80.0	(0.2)	25.8	32%
Other expense, net	37.2	3.9	(2.2)	35.5	*
Earnings from operations before income taxes	81.4	80.5	(2.7)	3.6	4%
Income tax expense	14.9	14.2	(0.4)	1.1	8%
Net earnings	$66.5	$66.3	$(2.3)	$2.5	4%
Less: Net earnings attributable to preferred shareholders	(27.8)	—	—	—	—%
Net earnings attributable to common shareholders	$38.7	$66.3	$—	$—	—%

Weighted average shares outstanding	147.6	143.9
Weighted average diluted shares outstanding	149.5	145.6

Earnings per share:
Basic
Net earnings	$0.26	$0.46
Diluted
Net earnings	$0.26	$0.46

Catalent, Inc. and Subsidiaries
Selected Segment Financial Data
(Dollars in millions)

	Nine Months Ended March 31,		FX Impact	Constant Currency Increase/(Decrease)
	2020	2019		Change $	Change %
Softgel and Oral Technologies
Net revenue	$770.8	$748.5	$(14.8)	$37.1	5%
Segment EBITDA	171.0	152.3	(3.0)	21.7	14%
Biologics
Net revenue	663.8	395.8	(3.9)	271.9	69%
Segment EBITDA	150.7	101.9	(0.5)	49.3	48%
Oral and Specialty Delivery
Net revenue	457.2	419.1	(3.3)	41.4	10%
Segment EBITDA	117.0	113.9	(1.4)	4.5	4%
Clinical Supply Services
Net revenue	261.4	236.3	(3.2)	28.3	12%
Segment EBITDA	70.2	61.5	(1.4)	10.1	16%
Inter-segment revenue elimination	(6.5)	(7.4)	(0.1)	1.0	14%
Unallocated costs	(134.6)	(95.2)	2.0	(41.4)	(43)%
Combined totals
Net revenue	$2,146.7	$1,792.3	$(25.3)	$379.7	21%

EBITDA from operations	$374.3	$334.4	$(4.3)	$44.2	13%

Refer to the Company's description of non-GAAP measures, including segment EBITDA and EBITDA from Operations as referenced above.

Catalent, Inc. and Subsidiaries
Reconciliation of Net Earnings to EBITDA from Operations and Adjusted EBITDA*
(Unaudited; dollars in millions)

	Quarter Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020
Net earnings	$31.7	$71.1	$0.1	$45.5	$20.9
Interest expense, net	26.4	30.9	36.3	34.9	34.4
Income tax expense	10.9	8.7	(6.9)	13.0	8.8
Depreciation and amortization	66.4	54.7	60.6	61.9	64.8
EBITDA from operations	135.4	165.4	90.1	155.3	128.9
Equity compensation	6.6	9.2	16.6	10.3	8.6
Impairment charges and (gain)/loss on sale of assets	(0.1)	2.4	(0.2)	1.7	0.6
Financing-related expenses and other	—	11.7	0.1	—	16.0
U.S. GAAP restructuring and other	3.1	1.2	0.7	0.5	1.3
Acquisition, integration, and other special items	13.1	21.3	11.1	7.5	7.5
Foreign exchange loss/(gain) (included in other, net)	(3.7)	1.2	(0.1)	5.5	(3.8)
Other adjustments	(0.1)	(13.0)	8.8	(9.8)	26.3
Adjusted EBITDA	$154.3	$199.4	$127.1	$171.0	$185.4
FX impact (unfavorable)					(2.1)
Adjusted EBITDA at constant currency					$187.5

* Refer to the Company's description of non-GAAP measures, including EBITDA from operations and Adjusted EBITDA as referenced above.

Catalent, Inc. and Subsidiaries
Reconciliation of Net Earnings to Adjusted Net Income*
(Unaudited; in millions, except per share data)

	Quarter Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020
Net earnings	$31.7	$71.1	$0.1	$45.5	$20.9
Amortization (1)	31.4	19.1	21.5	21.8	23.0
Stock-based compensation	6.6	9.2	16.6	10.3	8.6
Impairment charges and (gain)/loss on sale of assets	(0.1)	2.4	(0.2)	1.7	0.6
Financing-related expenses	—	11.7	0.1	—	16.0
U.S. GAAP restructuring and other	3.1	1.2	0.7	0.5	1.4
Acquisition, integration, and other special items	13.1	21.3	11.1	7.5	7.6
Foreign exchange loss/(gain) (included in other, net)	(3.7)	1.2	(0.1)	5.5	(3.9)
Other adjustments(2)	(0.1)	(13.0)	8.8	(9.8)	26.2
Estimated tax effect of adjustments(3)	(11.3)	(13.0)	(12.1)	(10.5)	(17.7)
Discrete income tax (benefit)/expense items (4)	(2.8)	(8.3)	(6.0)	(0.5)	0.2
Tax law changes provision	3.3	—	—	—	—
Adjusted net income (ANI)	$71.2	$102.9	$40.5	$72.0	$82.9
Weighted average shares outstanding	145.1				151.3
Weighted average diluted shares outstanding	146.8				166.2
ANI per share:
ANI per basic share	$0.49				$0.55
ANI per diluted share	$0.49				$0.50
Earnings/(loss) per share:
Net earnings per basic share	$0.22				$0.08
Net earnings per diluted share	$0.22				$0.08

* Refer to the Company's description of non-GAAP measures, including Adjusted Net Income as referenced above.

(1) Represents the amortization attributable to purchase accounting for previously completed business combinations.

(2) Represents unrealized (gains)/losses related to the fair value of the derivative liability associated with the Series A Preferred Stock

(3) The tax effect of adjustments to Adjusted Net Income are computed by applying the statutory tax rate in the jurisdictions to the income or expense items that are adjusted in the period presented; if a valuation allowance exists, the rate applied is zero.

(4) Discrete period income tax expense/(benefit) items are unusual or infrequently occurring items, primarily including: changes in judgment related to the realizability of deferred tax assets in future years, changes in measurement of a prior-year tax position, deferred tax impact of changes in tax law, and purchase accounting.

Catalent, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; dollars in millions)

	March 31, 2020	June 30, 2019
ASSETS
Current assets:
Cash and cash equivalents	$608.4	$345.4
Trade receivables, net	698.7	693.1
Inventories	297.2	257.2
Prepaid expenses and other	141.8	100.1
Total current assets	1,746.1	1,395.8
Property, plant, and equipment, net	1,769.5	1,536.7
Other non-current assets, including intangible assets	3,564.0	3,251.5
Total assets	$7,079.6	$6,184.0

LIABILITIES, REDEEMABLE PREFERRED STOCK, AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$271.8	$76.5
Accounts payable	276.2	255.8
Other accrued liabilities	369.1	338.4
Total current liabilities	917.1	670.7
Long-term obligations, less current portion	2,926.9	2,882.8
Other non-current liabilities	441.3	342.3
Commitments and contingencies (1)	—	—
Redeemable preferred stock	606.6	606.6
Total shareholders' equity	2,187.7	1,681.6
Total liabilities, redeemable preferred stock, and shareholders' equity	$7,079.6	$6,184.0

(1) Please refer to note 16 of the consolidated financial statements within the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020.

Catalent, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited; dollars in millions)

	Nine Months Ended March 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	$267.6	$159.8
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, equipment, and other productive assets	(303.5)	(129.3)
Proceeds from sale of subsidiaries	20.8	0.4
Payment for acquisitions, net of cash acquired	(379.7)	(127.5)
Payments for investments	(2.4)	(1.3)
Net cash (used in) investing activities from continuing operations	(664.8)	(257.7)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in other borrowings	(45.2)	(6.5)
Proceeds from borrowing, net	1,109.1	—
Payments related to long-term obligations	(808.9)	(508.0)
Call premium payments and financing fees paid	(25.1)	—
Dividends paid	(28.1)	—
Proceeds from sale of common stock, net	494.2	445.3
Cash paid, in lieu of equity, for tax withholding obligations	(25.3)	(13.3)
Net cash (used in) by financing activities	670.7	(82.5)
Effect of foreign currency exchange on cash	(10.5)	(1.9)
NET INCREASE/(DECREASE) IN CASH AND EQUIVALENTS	263.0	(182.3)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	345.4	410.2
CASH AND EQUIVALENTS AT END OF PERIOD	$608.4	$227.9